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                                                                     Exhibit 2.1


                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT ("Agreement"), made as of the 23rd day of August, 1999, by and among (i) CAT COMMUNICATIONS, INC., an Oklahoma corporation ("CAT"); (ii) DESERT COMMUNICATIONS III, INC., a Delaware corporation ("Desert"); and (iii) CITADEL BROADCASTING COMPANY, a Nevada corporation ("Citadel").

                                    RECITALS:

         A. Caribou Communications Co., an Oklahoma general partnership (the "Company"), is the licensee of and owns and operates five radio stations serving the Oklahoma City, Oklahoma market and identified on Schedule 1 to this Agreement (collectively, the "Stations").

         B. CAT and Desert (collectively, the "Partners") own all of the partnership interests in the Company.

         C. Citadel desires to purchase from the Partners, and the Partners desire to sell to Citadel, all of the partnership interests in the Company, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    SECTION 1

                                   DEFINITIONS

         The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Accounts Receivable" means the accounts receivable of the Company, exclusive of Trade Receivables, existing as of the Closing.

         "Act" means the Communications Act of 1934, as amended.

         "Affiliate" of any Person means any other Person (a) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, the first Person, or (b) any interests of which are owned, in whole or in part, directly or indirectly, by the first


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Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controls," "controlled by," and "under direct or indirect control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of the Person, whether through the ownership of voting securities or by contract or otherwise.

         "Arbitrator" has the meaning specified in Section 2.2(b).

         "Asset Schedule" means Schedule 2 to this Agreement.

         "Assets" means all of the property of every kind or nature of the Company, including without limitation the Real Property, the Real Property Leases, the Contracts, the Intellectual Property, the Personal Property, the Trade Receivables, the Accounts Receivable and the Cash, and all books, records and accounts of the Company.

         "Broker" means Kalil & Co., Inc.

         "Business" means the business in which the Company is now engaged.

         "Cash" means the cash and cash equivalents of the Company existing as of the Closing.

         "CCC" means Citadel Communications Corporation, a Nevada corporation.

         "Citadel's Certificate" has the meaning specified in Section 2.2(b).

         "Citadel's Disclosure Schedule" means Schedule 3 to this Agreement.

         "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Section 11.

         "Closing Date" has the meaning specified in Section 11.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning specified in the recitals to this Agreement.

         "Confidential Information" has the meaning specified in Section 10.7.

         "Consulting Agreement" means that certain Consulting Agreement dated as of the Closing Date between Citadel and J. Kent Nichols, substantially in the form of Exhibit A attached hereto.



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         "Contracts" means all (a) contracts, agreements, licenses, leases, arrangements and other documents to which the Company is a party or by which the Company or the assets of the Company are bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (b) uncompleted orders for the purchase by the Company of materials, supplies, equipment and services existing as of the date hereof and with respect to which the remaining obligation of the Company is in excess of $2,500; and (c) contingent contractual obligations and liabilities of the Company known to the Company existing as of the date hereof.

         "Damages" has the meaning specified in Section 14.1.

         "Debt Schedule" means Schedule 4 to this Agreement.

         "Draw Condition" has the meaning specified in Section 15.2(a).

         "Environmental Claims" means and includes (a) claims, demands, suits, causes of action for personal injury or lost use of property, or consequential damages, to the extent any of the foregoing arise directly or indirectly out of Environmental Conditions; (b) claims for actual or threatened damages to natural resources; (c) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under CERCLA, RCRA or other Environmental Laws; (d) a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to RCRA; (e) claims for restitution, contribution or equitable indemnity from third parties or any governmental agency which relate to the environment; (f) fines, penalties or Liens against property which relate to the environment; (g) claims for injunctive relief or other orders or notices of violation from Governmental Authorities which relate to the environment; and (h) with regard to any present or former employees, claims for exposure to or injury from Environmental Conditions.

         "Environmental Conditions" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Materials by a Person. With respect to claims by employees, Environmental Conditions also includes the exposure of Persons to Hazardous Materials within work places on any real estate owned or occupied by a Person.

         "Environmental Laws" has the meaning specified in the definition of Hazardous Materials.

         "Environmental Noncompliance" means and includes (a) the release or threatened release as a result of the activities of a Person of any Hazardous Materials into the environment, any storm drain, sewer, septic system or publicly owned treatment works, in



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violation of any effluent emission limitations, standards or other criteria or guidelines established by any federal, state or local law, regulation, rule, ordinance, plan or order; (b) any facility operations, procedures, designs, etc. which do not conform to the statutory or regulatory requirements of the CAA, the CWA, the TSCA, the RCRA or any other Environmental Laws intended to protect public health, welfare and the environment; and (c) any condition noted in any environmental site assessments, studies, tests or reports performed or commissioned for the Real Property or Leaseholds which is concluded therein to create or cause to exist a recognized environmental condition (or words of similar import) or to pose an environmental risk.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Estimated Net Working Capital" means the Partners' good faith estimate of Net Working Capital, as reflected in the Partners' Certificate.

         "Excluded Assets" means, collectively, (a) the name "Caribou"; (b) the assets located at the Company's office in Denver, Colorado, all of which are identified on Schedule 5 attached hereto; (c) that certain Lease dated June 15, 1994 between Constellation Properties, Inc. and the Company, as amended, for the Company's office in Denver, Colorado; (d) that certain Employment Agreement dated as of September 1, 1996 between the Company and John Stevens, as amended; and (e) that certain Lease Agreement (Contract No. 0709365202) dated March 12, 1997 between the Company and Xerox Corporation.

         "FCC" means the Federal Communications Commission.

         "FCC Application" has the meaning specified in Section 10.1.

         "FCC Approval" has the meaning specified in Section 10.1.

         "FCC Licenses" means the main station license for each Station, together with each of the other consents, rights, licenses, permits and other authorizations issued by the FCC and held by the Company in connection with, or pertaining to, the conduct of the business and operation of the Stations, together with any renewals and extensions thereof and any applications therefor pending on the Closing Date, and any and all applications made by the Company for such consents, rights, licenses, permits and other authorizations.

         "Final Order" means a written action or order issued by the FCC or its staff setting forth the FCC Approval (or a denial thereof), (a) which action or order has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which action or order (i) no requests have been filed and are pending for administrative or judicial review, rehearing, reconsideration, appeal or stay, and the time period for filing any such requests and for the FCC to set aside the action on its own motion under the provisions of the Act or the rules, regulations and policies of the FCC has expired, or (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.


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         "FINOVA" means FINOVA Capital Corporation.

         "FINOVA Liens" means the Liens in favor of FINOVA as of the Closing Date, which secure the Permitted Debt.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time applied on a consistent basis during the periods involved.

         "Governmental Authority" means any government, whether federal, state or local, or any other political subdivision thereof, or any agency, tribunal or instrumentality of any such governmental or political subdivision, or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Materials" means hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases including but not limited to substances defined as "PCBs," "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," "petroleum," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 U.S.C.
Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C.
Section 2601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; or any similar state law; and in the plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances now in effect (collectively, the "Environmental Laws"); and any other substances, constituents or wastes subject to environmental regulations under any applicable federal, state or local law, regulation or ordinance.

         "Held Back Amount" means $250,000, to be retained by Citadel from the Purchase Price in accordance with Section 2.2.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended from time to time.

         "HSR Filing" has the meaning specified in Section 10.6.

         "Indebtedness for Borrowed Money" means (a) all indebtedness of a Person in respect of money borrowed (including without limitation indebtedness which represents the unpaid amount of the purchase price of any property), (b) all indebtedness of a Person evidenced by



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a promissory note, bond or similar written obligation to pay money, (c) all indebtedness guaranteed by a Person and (d) all monetary obligations of a Person under any lease or similar arrangement, which obligations would be classified and accounted for as capital obligations on a balance sheet of such Person under GAAP.

         "Indemnification Guaranty" has the meaning specified in Section 10.14.

         "Indemnitee" has the meaning specified in Section 14.4.

         "Indemnitor" has the meaning specified in Section 14.4.

         "Intellectual Property" means the call letters of each Station and all of the copyrights, service marks, trademarks, trade names, patents and other similar rights, including applications and registrations therefor, in which the Company has any right, title or interest, including without limitation those items listed on the Asset Schedule.

         "Leaseholds" has the meaning specified in Section 3.7(e).

         "Letter of Credit" has the meaning specified in Section 2.3(a).

         "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, claim, easement, transfer restriction, lien (statutory or otherwise) or security interest of any kind or nature whatsoever.

         "Mandatory Consents" has the meaning specified in Section 7.12.

         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise) or on the results of operations, assets, liabilities or business of the Company or the Stations, taken as a whole.

         "Net Profits Agreements" means, collectively, the six agreements entitled "Net Profits Interests" between the Company and each of J. Kent Nichols, John Stevens, Patricia York, Larry Bastida, Michael Gumb and Carol Millwater.

         "Net Profits Amount" means the aggregate amount due at the Closing under the Net Profits Agreements, as specified in the Net Profits Certificate.

         "Net Profits Certificate" has the meaning specified in Section 10.11.

         "Net Working Capital" means the current assets of the Company (including without limitation Cash, Accounts Receivable and Trade Receivables) as of the Closing Date minus the current liabilities of the Company (including without limitation Trade Liabilities but excluding the current portion of any Indebtedness for Borrowed Money) as of the Closing Date, determined in accordance with GAAP.



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         "Obligations" means, without duplication, all (a) Indebtedness for
Borrowed Money, (b) accrued taxes, accounts payable, accrued liabilities and all other liabilities and obligations of the type normally required by GAAP to be reflected on a balance sheet, (c) commitments by which a Person assures a creditor against loss, including the face amount of all letters of credit and, without duplication, all drafts drawn thereunder, (d) obligations guaranteed in any manner by a Person, (e) obligations under capitalized leases in respect of which obligations a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (f) obligations under acceptance facilities, (g) obligations secured by a Lien on property of a Person, (h) obligations under interest rate or currency exchange or swap agreements, (i) unsatisfied obligations for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA, (j) indebtedness issued or obligation incurred in substitution or exchange for any Obligations, (k) costs or expenses incurred by a Person of any nature, whether or not currently payable, and (l) other liabilities or obligations of a Person, in each of the foregoing instances whether absolute or contingent, known or unknown, and whether or not normally required by GAAP to be reflected on a balance sheet.

         "Partners" has the meaning specified in the recitals to this Agreement.

         "Partners' Certificate" means the certificate of the Partners delivered to Citadel at least three business days prior to the Closing, which sets forth a true and correct calculation, including supporting documentation, of (i) the Estimated Net Working Capital and (ii) the Indebtedness for Borrowed Money of the Company as of the Closing.

         "Partners' Disclosure Schedule" means Schedule 6 to this Agreement.

         "Partnership Agreement" means that certain Partnership Agreement dated December 29, 1994 between the Partners relating to the Company, as amended on May 1, 1998.

         "Partnership Interests" has the meaning specified in Section 2.1.

         "Permits" means all FCC Licenses applicable to the Stations, and all other permits, licenses, approvals, franchises, notices and authorizations applicable to the Stations issued by any Governmental Authorities.

         "Permitted Debt" means the Company's Indebtedness for Borrowed Money to FINOVA, including any prepayment penalty, premium or other fees payable to FINOVA upon repayment of such debt.

         "Permitted Exceptions" means, collectively, (a) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books and records of the Company in accordance with GAAP, (b) liens of carriers, warehousemen, mechanics and materialmen



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incurred in the ordinary course of business, that individually and in the aggregate do not have Material Adverse Effect, provided that the underlying obligations relating to such Liens are paid in the ordinary course of business, or are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books and records of the Company in accordance with GAAP, (c) with respect to the Real Property only, easements, rights of way, covenants, conditions, restrictions and other similar charges and encumbrances listed on Schedule 7 to this Agreement that, individually and in the aggregate, do not materially detract from or materially interfere with the present use of the Asset or Assets affected thereby (provided, however, that if the Closing occurs, all items listed on Schedule 7 shall constitute "Permitted Exceptions"), (d) the FINOVA Liens and (e) with respect to the FCC Licenses only, provisions of the Act and the rules and regulations promulgated thereunder.

         "Person" means an individual, corporation, partnership, joint venture, joint stock company, association, trust, business trust, unincorporated organization, Governmental Authority, or any other entity of whatever nature.

         "Personal Property" means all of the tangible personal property, improvements and fixtures of every kind of the Company, including without limitation the personal property described on the Asset Schedule.

         "Purchase Price" has the meaning specified in Section 2.2.

         "Real Property" means all of the right, title and interest of the Company in and to any owned real property of the Company, including without limitation the real property described on the Asset Schedule.

         "Real Property Leases" means all of the leasehold interests of the Company pursuant to real property leases, including without limitation those described on the Asset Schedule.

         "Recipient" has the meaning specified in Section 10.7.

         "Stations" has the meaning set forth in the recitals to this Agreement.

         "Supplemental Financial Statements" has the meaning specified in
Section 7.9.

         "Taxes" means all taxes, charges, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, any taxes required by law to be withheld, and any taxes payable as a result of the consummation of the transactions contemplated by this Agreement, which taxes are imposed by any Governmental Authority; and such term shall include any interest, penalties, or additions to tax attributable to such assessments.

         "Threshold" has the meaning specified in Section 14.6(a).



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         "Trade Agreements" means and includes those agreements entered into by the Company for the sale of advertising time on the Stations for consideration other than cash, which agreements are in effect as of the Closing.

         "Trade Liabilities" means the fair market value of the Company's liability as of the Closing for unperformed time under the Trade Agreements.

         "Trade Receivables" means the fair market value of goods and services to be received by the Company after the Closing under the Trade Agreements.


                                    SECTION 2

           PURCHASE AND SALE OF PARTNERSHIP INTERESTS; PURCHASE PRICE

         2.1 Purchase and Sale of Partnership Interests. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, the Partners agree to sell, assign and convey to Citadel, and Citadel agrees to purchase, acquire and accept from the Partners, all of the partnership interests in the Company (collectively, the "Partnership Interests").

         2.2 Purchase Price. The purchase price to be paid to the Partners for the purchase of the Partnership Interests (the "Purchase Price") shall be $60,000,000 minus (i) the aggregate amount of Indebtedness for Borrowed Money of the Company as of the Closing Date (including any prepayment penalty, premium or other fees payable to FINOVA upon repayment of the Permitted Debt), minus (ii) the Net Profits Amount, plus (iii) the Net Working Capital.

                  (a) Payment. The Purchase Price, less the Held Back Amount, shall be paid at the Closing to the Partners (58% to CAT and 42% to Desert) in cash by wire transfer of immediately available funds to accounts designated by the Partners in writing at least three days prior to the Closing Date. At the Closing, the Partners shall direct Citadel to, and Citadel shall, pay the Net Profits Amount in accordance with the instructions provided in the Net Profits Certificate.

                  (b) Estimated Net Working Capital; Citadel's Certificate. For purposes of calculating the Purchase Price on the Closing Date, it shall be assumed that Net Working Capital is equal to Estimated Net Working Capital. Within 60 days after the Closing Date, Citadel shall deliver to the Partners a certificate which sets forth a true and correct calculation, including supporting documentation, of Net Working Capital ("Citadel's Certificate"). The Partners shall deliver to Citadel a statement of any objections relating to Citadel's calculation of Net Working Capital as soon as practicable, but in any event not later than 30 days, after the date of delivery of Citadel's Certificate. In the event of any dispute or any failure to reach agreement with respect to the objections of the Partners relating to



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Citadel's Certificate and the related calculation of Net Working Capital within
30 days after the date of delivery to the Partners of Citadel's Certificate, the items in dispute will be submitted to, and the calculation of the Net Working Capital will be determined by, arbitration by PricewaterhouseCoopers, LLP (the "Arbitrator"), independent certified public accountants. The determination of the Arbitrator shall in all respects be final, binding and conclusive on the parties hereto.

                  (c) Final Settlement. If Net Working Capital is greater than Estimated Net Working Capital, then Citadel shall pay to the Partners the amount of such excess and shall pay to the Partners the Held Back Amount. If Net Working Capital is less than Estimated Net Working Capital, then Citadel shall permanently retain a portion of the Held Back Amount equal to such deficiency and shall pay to the Partners the remainder, if any, of the Held Back Amount; provided, however, that if such deficiency exceeds the Held Back Amount, then Citadel shall permanently retain the entire Held Back Amount and the Partners shall pay to Citadel the amount by which such deficiency exceeds the Held Back Amount. To the extent that any amounts payable under this Section 2.2(c) are not affected by objections of the Partners, such amounts shall be paid not more than 35 days after delivery of Citadel's Certificate to the Partners. To the extent that any amounts payable under this Section 2.2(c) are affected by objections of the Partners, such amounts shall be paid not more than five days after the mutual agreement of the Partners and Citadel or the final determination of the Arbitrator, as the case may be. Any payments due to or from the Partners pursuant to this Section 2.2(c) shall be (i) paid by wire transfer of immediately available funds and (ii) allocated between the Partners in accordance with the percentages set forth in Section 2.2(a).

         2.3 Letter of Credit.

                  (a) Simultaneously with the execution of this Agreement, Citadel shall deliver to the Partners an irrevocable letter of credit in favor of the Partners, issued by BankBoston, N.A., in the amount of $3,000,000 which shall be in the form attached as Exhibit B hereto (the "Letter of Credit"). The Letter of Credit shall provide that the issuing bank shall make payment on the Letter of Credit upon such bank's receipt of (i) a joint certificate from the Chief Executive Officer of Citadel and the President of each of the Partners certifying that a Draw Condition has occurred or (ii) a final non-appealable order of a court of competent jurisdiction concluding that a Draw Condition has occurred. At the Closing, the Partners shall return the original Letter of Credit to Citadel for cancellation.

                  (b) In the event a good faith dispute exists as to whether a Draw Condition has occurred and the Letter of Credit would, by its terms, expire in seven days, Citadel shall take such action as is necessary to either, in Citadel's discretion, (i) extend the expiration date of the Letter of Credit or
(ii) place $3,000,000 in escrow (pursuant to an escrow agreement reasonably satisfactory to Citadel and the Partners), until such time as such dispute is resolved. The parties agree that the Partners may, at their option, have Citadel's obligations under this Section 2.3(b) specifically enforced by a court of competent jurisdiction.



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                                    SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF THE PARTNERS

         In connection with the purchase and sale of the Partnership Interests and in order to induce Citadel to enter into and consummate the transactions contemplated by this Agreement, the Partners jointly and severally make the following representations and warranties to Citadel as of the date of this Agreement (except (i) for representations and warranties expressly and specifically relating to a time or times other than the date hereof, which shall be made as of the specified time or times, and (ii) with respect to any representation and warranty, to the extent expressly and specifically disclosed in the section of Partners' Disclosure Schedule which corresponds to such representation and warranty):

         3.1 Company.

                  (a) Formation and Qualification; Authority. The Company is a general partnership duly formed and validly existing under the laws of the State of Oklahoma and has full power and authority to own its assets and properties and to conduct the Business. The Company has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business.

                  (b) Partnership Interests. The Partners are the sole partners in the Company. CAT and Desert have a 58% and 42%, respectively, partnership interest in the Company. The Company does not have outstanding any options, warrants or other securities convertible or exchangeable for any partnership interests in or other securities of the Company.

                  (c) Repurchase and Other Obligations. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its partnership interests or other securities. Neither the Company, the Partners nor any other Person is entitled to any preemptive right, right of first refusal or similar right with respect to any partnership interests or other securities of the Company. Other than the Partnership Agreement, there are no agreements, arrangements or trusts between or for the benefit of the Company or the Partners with respect to the voting or transfer of partnership interests or other securities, or with respect to any other aspect of the Company's affairs. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its partnership interests or other securities.

                  (d) Subsidiaries. The Company does not own, of record or beneficially, any capital stock or equity interest or investment in any Person.

         3.2 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any organizational documents of the Company (including without limitation the Partnership



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

Agreement), or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party or by which the Company or any of the assets of the Company is bound. Except for the FCC Approval and compliance with the HSR Act, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         3.3 Financial Statements. The Partners have delivered to Citadel the following financial statements of the Company: (a) the audited balance sheet as of December 31, 1997 and the related statements of income and cash flow for the year then ended; (b) the audited balance sheet as of December 31, 1998 and the related statements of income and cash flow for the year then ended; (c) the unaudited balance sheet as of June 30, 1999 and the related statements of income and cash flow for the six months then ended; and (d) the unaudited monthly balance sheets and income statements for each month in 1998 and the first six months of 1999. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (i) is accurate and complete in all material respects, (ii) is consistent in all material respects with the books and records of the Company (which, in turn, are accurate and complete in all material respects), and (iii) fairly presents in all material respects the financial condition and results of operations of the Company in accordance with GAAP (subject to (i) the lack of footnote disclosure in the unaudited financial statements and (ii) other than with respect to year-end financial statements, changes resulting from normal year-end audit adjustments), consistently applied, as of the dates and for the periods set forth therein.

         3.4 Absence of Certain Changes. Since December 31, 1998, there has not been any of the following with respect to the Company or the Stations, taken as a whole: (a) change which had, or could reasonably be expected to have, a Material Adverse Effect; (b) damage or destruction, whether or not insured, affecting business operations; (c) labor dispute or threatened labor dispute involving any employees; (d) actual or threatened dispute with any material provider of software, hardware or services; (e) material change in the customary methods of operations; (f) except in the ordinary course of business or to the extent not material to the Business or financial condition of any Station, sale or transfer of any tangible or intangible asset used or useful in the operation of any Station, mortgage, pledge or imposition of any Lien on any such asset, lease of real property, machinery, equipment or buildings with respect to any Station entered into or modification, amendment or cancellation of any of its existing leases relating to any Station, or cancellation of any debt or claim; or (g) liability or obligation (contingent or otherwise) incurred under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practices.

         3.5 Taxes. The Company has filed or caused to be filed on a timely basis all federal, state, local and other tax returns, reports and declarations required to be filed by it and has paid all Taxes (including without limitation income, franchise, sales, use, unemployment, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, penalties and fines) reflected as due on such returns, reports or declarations (whether or not shown on such returns, reports or declarations), or pursuant to any assessment received by it in connection with such returns, reports or declarations. All returns, reports and declarations filed by or on behalf of the Company are true, complete and correct. No deficiency in payment of any Taxes for any period has been asserted against the Company by any taxing authority which remains unsettled at the date hereof, no written inquiries have been received by the Company from any taxing authority with respect to possible claims for taxes or assessments, and there is no basis for any additional claims or assessments for Taxes. Since December 31, 1998, the Company has not incurred any liability for Taxes other than in the ordinary course of business.

         3.6 Asset Schedule; Debt Schedule. Except for the Excluded Assets, the Asset Schedule includes complete and accurate (a) listings of all Real Property;
(b) listings of all material Personal Property; (c) descriptions of all Real Property Leases and Contracts (other than any advertising Contract for air time entered into in the ordinary course and any Contract which (i) is not material,
(ii) involves future payments of less than $5,000 and (iii) may be terminated or cancelled by the Company without penalty or other adverse consequences on 30 days or less notice), none of which requires any consent of third parties in connection with the transactions contemplated hereby; (d) descriptions of all of the material Intellectual Property; and (e) listings of all of the FCC Licenses.
Schedule 1 contains a complete and accurate list of all of the Stations. The Debt Schedule is a complete and accurate list of all of the Company's Indebtedness for Borrowed Money as of July 31, 1999 and includes the names of the holders of such debt and a list of all documents governing or in any way related to such debt (true and complete copies of which have been delivered to Citadel). All of such debt can be prepaid on the terms described in the Debt Schedule, including the terms of any prepayment penalties and premiums. Upon the payment in full of such debt, all Liens secured in connection therewith will be released.

         3.7 Title to and Condition of Property.

                  (a) Title. The Company will as of the Closing have good, marketable and exclusive title to and undisputed possession of all of the Assets (other than the Real Property, the Real Property Leases, the Contracts, the Permits and the Intellectual Property, which are covered by other representations and warranties in this Agreement). The Assets are now owned by the Company free and clear of all Liens other than the Permitted Exceptions. The Assets will, as of the Closing, be owned by the Company free and clear of all Liens other than the Permitted Exceptions.

                  (b) Condition. The Personal Property is in reasonably good condition, ordinary wear and tear excepted, adequate and suitable for the operation of each Station as it is currently being operated, and in proper condition and repair so that such Station can operate according to the FCC Licenses, the rules, regulations and policies of the FCC and in all other respects in compliance with the Act and all other applicable federal and state laws.

                  (c) Insurance. The Assets are and will be insured through the Closing Date in amounts adequate to replace or repair any casualty or other insurable loss to any of such property.

                  (d) Sufficiency of Assets. Except for the Excluded Assets, the Assets include all of the assets, which are sufficient in nature, condition and quantity, necessary to permit Citadel to operate each Station immediately upon the Closing in the ordinary course of business and consistent with the past practices of the Company. The Company has not, since December 31, 1998, removed, or permitted the removal of, any material item of Personal Property from any Station other than removals in the ordinary course of business which were not done in contemplation of the transactions contemplated by this Agreement.

                  (e) Real Property Leases.

                           (i) The Asset Schedule contains accurate descriptions
of the Real Property Leases and the location of the real estate leased thereunder (the "Leaseholds") and the type of facility located on the Leaseholds. The Company will as of the Closing have a valid leasehold interest in each of the Leaseholds.

                           (ii) None of the Leaseholds is subject to any
covenant or restriction preventing or limiting in any respect the consummation of the transactions contemplated hereby. The Company's right, title and interest in and to the Leaseholds will at the Closing be held by the Company free and clear of all Liens other than the Permitted Exceptions.

                           (iii) The use for which the Leaseholds are zoned
permits the use thereof for the Business consistent with past practices. The use and occupancy of the Leaseholds by the Company are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to the Company and the Business, and the Company has not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv) There are no facts relating to the Company, and,
to the knowledge of the Partners, no facts relating to any other party, that would prevent the Leaseholds from being occupied and used by Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (v) There is not under any Real Property Lease any
material default by the Company or any condition that with notice or the passage of time or both would constitute such a default, and the Company has not received any notice asserting the existence of any such default or condition.

                           (vi) Each Real Property Lease is valid and binding
and in full force and effect as to the Company, and to the knowledge of the Partners, as to each other party thereto, and except as disclosed on the Asset Schedule, has not been amended or otherwise modified.

                           (vii) The Leaseholds constitute all of the real
property in which the Company has a leasehold interest or other non-fee interest or right (whether as lessor or lessee) and which is or will prior to the Closing be used in the operation of the Stations.

                  (f) Real Property.

                           (i) The Asset Schedule contains an accurate
description of the location of each parcel of the Real Property and the type of facility located on each such parcel. The Company will as of the Closing have good and marketable title to the Real Property, in fee simple, subject only to the Permitted Exceptions.

                           (ii) None of the Real Property is subject to any
covenant or restriction preventing or limiting in any respect the consummation of the transactions contemplated hereby. The Company's right, title and interest in and to the Real Property will at the Closing be held by the Company free and clear of all Liens except the Permitted Exceptions.

                           (iii) The use for which the Real Property is zoned
permits the use thereof for the Business consistent with past practices. The use and occupancy of the Real Property by the Company are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to the Company and the Business, and the Company has not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv) There are no condemnation proceedings or eminent
domain proceedings of any kind pending or, to the knowledge of the Partners, threatened against the Real Property.

                           (v) All of the Real Property is occupied under a
valid and current certificate of occupancy or similar permit (to the extent required by applicable law). To the knowledge of the Partners, there are no facts that would prevent the Real Property from being occupied and used by Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (vi) The Real Property constitutes all of the real
property which is owned by the Company and which is or will prior to Closing be used in the operation of the Stations.

         3.8 Contractual and Other Obligations. Neither the Company, nor, to the knowledge of the Partners, any other Person, is in material default in the performance of any covenant or condition under any Contract, and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute such a default under any covenant or condition under any Contract. Originals or true, correct and complete copies of all written Contracts listed in the Asset Schedule have been provided to Citadel as of the date of this Agreement.

         3.9 Compensation. Set forth in Partners' Disclosure Schedule is a list of (a) all agreements between the Company and its employees or other Persons providing services for compensation with regard to the Stations, whether individually or collectively, and (b) all employees of the Company or other Persons providing services for the Company with respect to the Stations entitled to receive annual compensation in excess of $5,000 and their respective positions, job categories and salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any such employee or other Person. The Company has not informed any such employee or other Person that such Person will receive any increase in compensation or benefits or any ownership interest in the Company, Citadel, the Business or Citadel's business. All current employees of the Company are "at will" employees and may be terminated by the Company at any time, without liability or obligation except the payment of normal compensation accrued up to the time of termination of employment.

         3.10 Employee Benefit Plans.

                  (a) The Company does not maintain or sponsor, nor is it required to make contributions to or to pay benefits from, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan which affects the employees working, or who formerly worked, at any Station. None of the plans, funds, policies, programs, arrangements or understandings of the Company is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Neither the Company nor any ERISA affiliate of the Company has ever contributed to or had the obligation to contribute to any multiemployer plan. Partners' Disclosure Schedule fully discloses all of the plans, funds, policies, programs, arrangements or understandings, whether oral or in writing, sponsored or maintained by the Company pursuant to which any employee or former employee of any Station (or any dependent or beneficiary of any such employee) might be or become entitled to (1) retirement benefits; (2) severance or separation from service benefits; (3) incentive, performance, stock, share appreciation or bonus awards; (4) health care benefits; (5) disability income or wage continuation benefits; (6) supplemental unemployment benefits; (7) life insurance, death or survivor's benefits; (8) accrued sick pay or vacation pay; (9) any type of benefit offered under any arrangement subject to characterization as an "employee benefit plan" within the meaning of section 3(3) of ERISA; or (10) benefits of any other type offered through any arrangement that could be characterized as providing for additional compensation or fringe benefits. As to any such plan, fund, policy, program, arrangement or understanding, all of the following are true with respect to each Station: (A) all amounts due as contributions, insurance premiums and benefits to the date hereof have been fully paid by the Company; (B) all applicable requirements of law have been observed with respect to the establishment, operation and, if applicable, the termination thereof, and all applicable reporting and disclosure requirements have been timely satisfied; (C) no claim or demand has been made by any employee (or beneficiary or dependent of any employee) for benefits (other than routine claims for benefits), or by any taxing authority for taxes or penalties which has not been satisfied in full or which may be or become subject to litigation or arbitration; (D) any such plan represented by the Company to a "qualified" retirement plan satisfies, in both form and operation, the applicable requirements of Section 401(a) of the Code; and (E) any such plan may be terminated at any time without material liability resulting from such action.

                  (b) The Company has no obligation to provide health or other welfare benefits to any of its former, retired or terminated employees, except as specifically required under Section 4980B of the Code. The Company has complied with any applicable notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

         3.11 Labor Relations. There have been no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions, or the terms and conditions of employment, wages (including overtime compensation) and hours of, the Company. The Company is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or threatened against the Company or any Station before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. The Company is not bound by any collective bargaining agreement with respect to its employees. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending against or, to the knowledge of the Partners, threatened against or involving any Station. No issue with respect to union representation is pending or, to the knowledge of the Partners, threatened with respect to the employees of the Company or any Station.

         3.12 Increases in Compensation or Benefits. Subsequent to December 31, 1998, there have been no increases in the compensation payable or to become payable to any of the employees of the Company, nor has the Company paid or provided for any awards, bonuses, stock options, loans, profit-sharing, pension, retirement or welfare plans or similar or other payments or arrangements for or on behalf of such employees in each case other than (a) pursuant to currently existing plans or arrangements set forth in Partners' Disclosure Schedule or (b) as was required from time to time by governmental legislation affecting wages. The vacation policies of the Company are set forth in Partners' Disclosure Schedule. No employee of the Company is entitled to vacation time in excess of two weeks during the current calendar year, and no such employee has any accrued vacation time with respect to any period prior to the current calendar year.

         3.13 Insurance. The Company maintains insurance policies covering all of its properties and assets and the various occurrences which may arise in connection with the operation of the Stations, each of which policies is summarized in Partners' Disclosure Schedule. Such policies maintained by the Company are in full force and effect and all installments of premiums due thereon have been paid in full. There are no notices of any pending or threatened termination or premium increases with respect to any of such policies maintained by the Company. There has been no casualty loss or occurrence to the Company which may give rise to any claim of any kind not covered by insurance, and the Company is not aware of any casualty occurrence to the Stations which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against the Company for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible.

         3.14 Litigation; Disputes. There are no claims, disputes, actions, suits, investigations or proceedings pending or, to the knowledge of the Partners, threatened against or affecting the Company, the Partnership Interests or any Station or that is reasonably likely to prevent or hinder the consummation of the transactions contemplated hereby and, to the knowledge of the Partners, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority with respect to the Company or the operation of any Station.

         3.15 Trade Receivables and Accounts Receivable. All Trade Receivables and Accounts Receivable are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs or counterclaims, are collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts provided for in the financial statements of the Company.

         3.16 Environmental.

                  (a) Prior to the execution of this Agreement, the Partners have provided to Citadel a true and correct copy of all environmental site assessments, studies, tests, reports and communications which the Company or the Partners have received relating to the Real Property and Leaseholds.

                  (b) To the knowledge of the Partners, (i) there are no conditions, facilities, procedures or any other facts or circumstances that constitute Environmental Noncompliance on the Real Property or any of the Leaseholds and (ii) there is not constructed, placed, deposited, stored, disposed of, nor located on any of the Real Property or any of the Leaseholds, any asbestos in any form that has released or, unless disturbed, threatens to release airborne asbestos fibers in excess of applicable local, state and federal standards.

                  (c) To the knowledge of the Partners, no structure, improvements, equipment, fixtures, activities or facilities located on the Real Property or any of the

Leaseholds uses Hazardous Materials except those used in the ordinary course of the Business and in compliance with applicable Environmental Laws.

                  (d) There have been no releases or threatened releases of Hazardous Materials into the environment, or which otherwise contribute to Environmental Conditions, arising in whole or in part from the activities of the Company or, to the knowledge of the Partners, arising from any other activities relating to the Real Property or any of the Leaseholds, except to the extent that such releases or threatened releases do not constitute a condition of Environmental Noncompliance.

                  (e) There are no underground storage tanks, or underground piping associated with tanks, used for the management of Hazardous Materials, and no abandoned underground storage tanks at the Real Property or, to the knowledge of the Partners, at any of the Leaseholds.

                  (f) The Company is not subject to any Environmental Claims, and to the knowledge of the Partners no Environmental Claims have been threatened against the Company nor, to the knowledge of the Partners, is there any basis for any such Environmental Claims.

         3.17 Permits; Compliance with Applicable Law.

                  (a) General. The Company is not in default under any statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority applicable to it or to the Business or the Assets as to which a default or failure to comply might result in any material adverse change in the condition, financial or otherwise, of the Assets or the Business. The Partners have no knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. The Company has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                  (b) Permits. Set forth in Partners' Disclosure Schedule is a complete and accurate list of the FCC Licenses and all other material Permits held by the Company and applicable to the Stations. Each Station is operating in accordance with the Act and its FCC Licenses and in compliance with the Act and the rules, regulations and policies of the FCC. The Permits set forth in Partners' Disclosure Schedule are all of the material Permits required for the conduct of the Business conducted by the Stations. All of the Permits held by the Company are in full force and effect, and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and to the knowledge of the Partners, no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which with notice or lapse of time or both would constitute a default by the Company or any other Person under any such Permit.

         3.18 Intellectual Property. To the knowledge of the Partners, the use of the Intellectual Property in connection with the operation of the Stations or otherwise by the Company does not infringe upon the proprietary rights of any other Person. To the knowledge of the Partners, Citadel will, upon consummation of the transactions contemplated by this Agreement, possess adequate rights, licenses and other authority to use the Intellectual Property used by the Stations in the operation of the Stations following the Closing in the manner now operated, without infringement or unlawful or improper use of any of the Intellectual Property. No Partner, officer or employee of the Company has any interest in any of the Intellectual Property, all of which will, as of the Closing, be free and clear of all Liens. The Partners have no knowledge of any infringement by any Person upon the rights of the Company with respect to the Intellectual Property. The Company has not granted any outstanding licenses or other rights to any of the call letters, copyrights, trademarks, trade names or other similar rights with regard to any of the Intellectual Property.

         3.19 Books and Records. The books of account of the Company fairly and accurately reflect in all material respects its income, expenses, assets and liabilities and have been maintained in accordance with good business practices. All of such books and records will be located on the date of the Closing on the business premises of the Stations. The Company's partnership books and records accurately reflect in all material respects all actions taken by the Company's partners, including all issuances and transfers of partnership interests in the Company. Partners' Disclosure Schedule lists all of the current officers of the Company.

         3.20 Related Party Obligations. No officer, partner or Affiliate of the Company, or any individual related by blood or marriage to any such Person, or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, promissory note, loan, any other actual or proposed transaction with the Company or has any interest in any property used by the Company which is material to the operation of the Stations.

         3.21 Year 2000 Compliance. All hardware and software constituting part of the Assets shall be able to accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between dates within 1995 and 2005 inclusive and, to the knowledge of the Partners, leap year calculations to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it.

         3.22 Disclosure. To the knowledge of the Partners, no representation or warranty made under this Section 3 and none of the information furnished by the Partners set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.

                                    SECTION 4

                ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CAT

         In connection with the purchase and sale of CAT's Partnership Interest and in order to induce Citadel to enter into and consummate the transactions contemplated by this Agreement, CAT makes the following representations and warranties to Citadel as of the date of this Agreement (except (i) for representations and warranties expressly and specifically relating to a time or times other than the date hereof, which shall be made as of the specified time or times, and (ii) with respect to any representation and warranty, to the extent expressly and specifically disclosed in the section of Partners' Disclosure Schedule which corresponds to such representation and warranty):

         4.1 CAT. CAT is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has full power and authority (a) to own its assets and properties and to conduct its business and
(b) to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CAT, the performance by CAT of its covenants and agreements hereunder and the consummation by CAT of the transactions contemplated hereby have been duly authorized by all necessary action on the part of CAT. This Agreement has been duly executed and delivered by CAT and constitutes the valid and legally binding agreement of CAT, enforceable against it in accordance with its terms. Set forth in Partners' Disclosure Schedule is a list of the current record and beneficial owners of shares of capital stock of CAT, including their percentage ownership of CAT.

         4.2 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any organizational documents of CAT, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which CAT is a party or by which CAT or any of the assets of CAT (including its Partnership Interest) is bound. Except for the FCC Approval and compliance with the HSR Act, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of CAT in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         4.3 Ownership of Partnership Interest. CAT owns, beneficially and of record, its Partnership Interest (representing a 58% partnership interest in the Company), free and clear of all Liens.

         4.4 Disclosure. To the knowledge of CAT, no representation or warranty made under this Section 4 and none of the information furnished by CAT set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.


                                    SECTION 5

               ADDITIONAL REPRESENTATIONS AND WARRANTIES OF DESERT

         In connection with the purchase and sale of Desert's Partnership Interest and in order to induce Citadel to enter into and consummate the transactions contemplated by this Agreement, Desert makes the following representations and warranties to Citadel as of the date of this Agreement (except (i) for representations and warranties expressly and specifically relating to a time or times other than the date hereof, which shall be made as of the specified time or times, and (ii) with respect to any representation and warranty, to the extent expressly and specifically disclosed in the section of Partners' Disclosure Schedule which corresponds to such representation and warranty):

         5.1 Desert. Desert is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority (a) to own its assets and properties and to conduct its business and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Desert, the performance by Desert of its covenants and agreements hereunder and the consummation by Desert of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Desert. This Agreement has been duly executed and delivered by Desert and constitutes the valid and legally binding agreement of Desert, enforceable against it in accordance with its terms. FINOVA owns all of the issued and outstanding shares of capital stock of Desert.

         5.2 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any organizational documents of Desert, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which Desert is a party or by which Desert or any of the assets of Desert (including its Partnership Interest) is bound. Except for the FCC Approval and compliance with the HSR Act, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of Desert in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         5.3 Ownership of Partnership Interest. Desert owns, beneficially and of record, its Partnership Interest (representing a 42% partnership interest in the Company), free and clear of all Liens.

         5.4 Disclosure. To the knowledge of Desert, no representation or warranty made under this Section 5 and none of the information furnished by Desert set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.


                                    SECTION 6

                    REPRESENTATIONS AND WARRANTIES OF CITADEL

         In connection with the purchase and sale of the Partnership Interests and in order to induce the Partners to enter into and consummate the transactions contemplated by this Agreement, Citadel makes the following representations and warranties to the Partners as of the date of this Agreement (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof, which shall be made as of the specified time or times):

         6.1 Organization and Qualification; Authority. Citadel is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority (a) to own its assets and properties and to conduct its business and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Citadel, the performance by Citadel of its covenants and agreements hereunder and the consummation by Citadel of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Citadel. This Agreement has been duly executed and delivered by Citadel and constitutes the valid and legally binding agreement of Citadel, enforceable against it in accordance with its terms.

         6.2 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of the Articles of Incorporation or Bylaws of Citadel, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which Citadel is a party or by which Citadel or any of its assets is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in Citadel's Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of Citadel in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         6.3 Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of Citadel, threatened against or affecting Citadel that is reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.

         6.4 Qualifications. To the knowledge of Citadel, there is no fact that would, under present law (including without limitation the Act) and the present rules, regulations and policies of the FCC and the U.S. Department of Justice, disqualify Citadel or Citadel License, Inc., a wholly owned subsidiary of Citadel, from being the assignee of the FCC Licenses or the owner and operator of the Stations.

         6.5 Available Funds. Citadel has, or will have on the Closing Date, sufficient funds available to pay the Purchase Price on the Closing Date.

         6.6 Disclosure. To the knowledge of Citadel, no representation or warranty made under this Section 6 and none of the information furnished by Citadel set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.


                                    SECTION 7

                      AFFIRMATIVE COVENANTS OF THE PARTNERS

         From and after the date of this Agreement and until the Closing, the Partners jointly and severally covenant and agree to, and to cause the Company to:

         7.1 Compliance with Law. Comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         7.2 Payment of Obligations. Fully discharge all Obligations of the Company (including without limitation Indebtedness for Borrowed Money and other long-term debt and capitalized lease obligations) on a timely basis so that (a) the Obligations of the Company existing as of the Closing Date consist solely of
(i) current liabilities, obligations under Contracts listed on the Asset Schedule and obligations under other executory contracts and commitments which are reasonable and customary in the radio broadcasting industry, (ii) Permitted Debt and (iii) the Net Profits Amount; (b) Permitted Debt does not exceed $15,000,000; (c) the Net Profits Amount does not exceed $8,000,000; and (d) Net Working Capital is not less than zero. Not less than five business days before the Closing Date, the Partners shall deliver to Citadel a payoff letter from FINOVA with respect to the Permitted Debt. Such payoff letter shall be in form and substance satisfactory to Citadel and shall include (x) the amount of Permitted Debt due as of the Closing Date, (y) wire instructions for the payment thereof and (z) a statement that all FINOVA Liens will be released immediately upon the payment in full of such Permitted Debt (and a copy of all release documents shall be attached to the payoff letter).

         7.3 Access. Afford Citadel and its authorized representatives, upon reasonable notice, reasonable access during normal business hours to the Stations and the Stations' employees, and permit Citadel and its authorized representatives to examine all operations, equipment, properties and other assets, logs, books, relevant records, contracts and documents pertinent to the Stations; provided, however, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of the Stations.

         7.4 Preservation of Organization. Operate the Business and the Stations in the ordinary course, consistent with past practices, and exercise all reasonable efforts to preserve the business organization of the Stations intact and to preserve the present relationships of the Stations with employees, suppliers, advertisers and customers and others having business relationships with the Stations; provided, however, that nothing contained in this Agreement shall require the Company or the Partners to expend money in fulfillment of the obligations set forth in this Section 7.4 other than those expenditures that the Company would have made in the ordinary course of the business of the Stations and consistent with past practices.

         7.5 Books and Records. Maintain the books and records of the Company in accordance with good business practices, on a basis consistent with past practices, and promptly make available to Citadel the books, records, tax returns, leases, contracts and other documents or agreements material to the Stations as Citadel or its counsel, accountants or other authorized representatives may from time to time reasonably request.

         7.6 Employees. Pay as and when the same shall become due and payable any amounts owed by the Company to its employees who have performed services up to the time of Closing, whether fixed or accrued, for wages, vacation pay, sick pay, severance pay, employee benefits, damages and otherwise, except to the extent such items constitute current liabilities reflected in Net Working Capital.

         7.7 Compliance with FCC Matters. Comply with the FCC Licenses applicable to the Stations and with the provisions of the Act, the rules, regulations and policies of the FCC, and comply in all material respects with all other laws, ordinances, regulations, rules and orders of any Governmental Authority applicable to the Company or to any Station.

         7.8 Taxes. File all federal, state and municipal tax returns, reports and declarations required to be filed by the Company prior to the Closing, and satisfy all Taxes related thereto which are due on or before the Closing Date.

         7.9 Supplemental Financial Statements. Provide Citadel with copies of the monthly unaudited income statements and balance sheets of the Company prepared by the Company in the ordinary course of business commencing with the month ended July 31, 1999 until Closing (collectively, the "Supplemental Financial Statements"). The Partners shall provide such Supplemental Financial Statements to Citadel promptly upon such Supplemental Financial Statements becoming available to the Company. The Supplemental Financial Statements shall be subject to the representations and warranties as set forth in Section 3.3.

         7.10 Further Information. Furnish to Citadel such financial (including tax), legal and other information with respect to the Company, the Business and the Stations as Citadel or its representatives may from time to time reasonably request.

         7.11 Notice. Promptly notify Citadel in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty made by the Partners in this Agreement.

         7.12 Consents. Exercise all reasonable efforts to obtain, prior to the Closing, the consent and approval (in a form reasonably approved by Citadel) of any third parties whose consent or approval is necessary in connection with the consummation of the transactions contemplated hereby, with respect to the Contracts set forth on Partners' Disclosure Schedule and requiring such consent. If any such consent or approval is not obtained, the Partners will use commercially reasonable efforts (not involving the payment of money to any Person) to secure an arrangement satisfactory to Citadel intended to provide for Citadel following the Closing the benefits under each Contract for which such consent or approval is not obtained; provided, however, that Citadel shall have the right to terminate this Agreement as a result of any failure by the Partners to obtain a consent or approval for each of the Contracts marked with an asterisk on Partners' Disclosure Schedule (collectively, the "Mandatory Consents"), if alternative arrangements are not satisfactory to Citadel. The Partners shall also execute a consent, in a form provided by Citadel, allowing Citadel to assign all of its rights under this Agreement and any related documents to one or more of Citadel's lenders upon default by Citadel under the relevant loan documents.

         Nothing in this Agreement will constitute a transfer or an attempted transfer of any Contract which by its terms or under applicable law or governmental rules or regulations requires the consent or approval of a third party (including, without limitation, a Governmental Authority) unless such consent or approval is obtained.

         7.13 Trade Schedule. Deliver to Citadel at the Closing an accurate schedule of Trade Liabilities and Trade Receivables existing as of the Closing. The Partners shall exercise reasonable efforts to minimize the amount of additional Trade Liabilities incurred after the date of this Agreement.

         7.14 Phase I Site Assessments and Other Reports. Permit Citadel to perform or commission Phase I Site Assessments of the Real Property and such other studies, tests or reports of the Real Property and Leaseholds as Citadel and/or its lenders may reasonably require. Copies of the written reports and/or results shall be delivered to the Partners and to Citadel promptly after they become available to any party. Such assessments, studies, tests and reports shall be performed by an environmental company reasonably acceptable to Citadel and its lenders, and the cost and expense shall be paid by Citadel. If any of the assessments, studies, tests or reports indicate that additional testing should be done, such testing shall be done prior to the Closing at the cost and expense of the Partners. If any of the assessments, studies, tests or reports indicate that any Real Property contains one or more conditions of Environmental Noncompliance, the Partners shall promptly commence remedial action to cure the conditions, and shall cure the conditions, prior to Closing (at the cost and expense of the Partners); provided, however, that if the estimated cost and expense of such remedial action(s) exceed in the aggregate $500,000, then the Partners shall not be obligated to commence such remedial action to cure the conditions, and Citadel shall be permitted, at its option, to terminate this Agreement (without any party having liability as a result of such termination).

         7.15 Title Insurance and Surveys. Permit Citadel to cause each parcel of the Real Property to be surveyed by a registered professional surveyor (who shall be reasonably acceptable to Citadel). Such ALTA surveys (which shall be in form satisfactory to remove the standard survey exception from the Owner's and Mortgagee's title insurance policies) shall be delivered to Citadel and the Partners at least 10 days prior to the Closing. The cost and expense of such surveys shall be paid by Citadel. In addition, the Partners shall cooperate with Citadel in obtaining, at or prior to Closing, title insurance on the Real Property from a nationally recognized title insurance company acceptable to Citadel and its lenders in their reasonable judgment. Prior to the Closing, the Partners shall furnish to such title insurance company such documentation as may be reasonably required by it to issue extended Owner's and Mortgagee's title insurance policies which shall additionally be without exception as to the capacity, authority and execution of instruments by the Company.

         7.16 Real Property Expenses. Ensure that all matters of title clearance (other than the Permitted Exceptions) are completed (at the cost and expense of the Partners) to the reasonable satisfaction of Citadel. Citadel shall be responsible for the cost of title insurance premiums. Any and all realty transfer taxes and documentary stamps (if any) payable to the State of Oklahoma or any other Governmental Authority in connection with the Real Property and arising out of the transactions contemplated hereby shall be split equally by the Partners, on the one hand, and Citadel, on the other.

                                    SECTION 8

                       NEGATIVE COVENANTS OF THE PARTNERS

         From and after the date of this Agreement and until the Closing, the Partners shall not take, or cause or permit to be taken, and shall cause the Company not to take, or cause or permit to be taken, any of the following actions without the prior approval of Citadel, which may not be unreasonably withheld:

         8.1 Sales, Transfers and Liens. Make any sale, transfer, assignment, conveyance, mortgage, hypothecation, encumbrance or other placement of any Lien on any of the Assets, except in the ordinary course of business and which do not materially interfere with the operations of the Stations, and which, in the case of a sale, transfer or assignment, is replaced with an asset of equal or greater value, and, in the case of a conveyance, mortgage, hypothecation, encumbrance or other Lien, is released at or prior to the Closing; provided, however, that the Company shall be permitted to transfer the Excluded Assets.

         8.2 Contracts. Amend, terminate or renew any of the Contracts listed on Partners' Disclosure Schedule (including any renewal resulting from the failure to provide, after the date of this Agreement, timely notice of nonrenewal as required by the terms of any of such Contracts), other than in the ordinary course of business (so long as notice is provided to Citadel).

         8.3 Breaches; Defaults. Do any act or omit to do any act, or permit any act or omission to occur, that will cause a breach of any contract, commitment or obligation of it in any respect that would have a material adverse effect on the Assets or the business operations of the Stations as presently conducted.

         8.4 Obligations. Incur any Obligations (including without limitation any additional Indebtedness for Borrowed Money) except in the ordinary course of business in a manner consistent with past practices.

         8.5 Salary Increases. Increase any salary, other payments, disbursement or distributions in any manner or form to any employees of the Company except
(a) in the ordinary course of business consistent with past practices, (b) in accordance with the existing terms of contracts entered into prior to the date of this Agreement or (c) bonuses to be paid to certain employees as described in
Section 3.9 of Partners' Disclosure Schedule.

         8.6 Non-Solicitation. Directly or indirectly solicit or negotiate with any Person (other than a party hereto) or accept any proposal to acquire the Company or any of the Stations in whole or in part, including without limitation an acquisition of all or substantially all of the assets of the Company or any equity in the Company (including the Partnership Interests). Prior to the Closing, the Partners shall not sell, assign, pledge or otherwise transfer any of the Partnership Interests.

         8.7 Issuance of Securities. Issue any partnership interests in or any other securities of the Company.


                                    SECTION 9

                              COVENANTS OF CITADEL

         From and after the date of this Agreement and until the Closing, Citadel covenants and agrees with the Partners as follows:

         9.1 Compliance with Law. Citadel shall comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         9.2 Notice. Citadel shall promptly notify the Partners in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty made by Citadel in this Agreement.

         9.3 Retention of Employees. Citadel currently anticipates retaining substantially all of the employees of the Company from and after the Closing.

         9.4 Non-Solicitation of Employees. In the event this Agreement is terminated for any reason, Citadel shall not, for a period of one year after such termination, solicit for employment, attempt to employ or actively assist any other Person in employing or soliciting for employment any Person who is employed by the Company at or within six months prior to the time of such termination.


                                   SECTION 10

                       ADDITIONAL COVENANTS OF THE PARTIES

         10.1 Application for Transfer of Control. As promptly as practicable after the date of this Agreement, and in no event later than 10 days after the date of this Agreement, the Partners shall cause the Company to file, together with Citadel, an application (the "FCC Application") with the FCC to approve the transfer of control of the Stations from the Company to Citadel (the "FCC Approval"). Citadel shall have primary responsibility for filing the FCC Application. The parties agree that they shall jointly prosecute the FCC Application (and shall cooperate with each other in the timely prosecution thereof), in good faith and with due diligence, and within the time allowed therefor by the rules and regulations of the FCC. The Partners and Citadel shall each take all necessary actions on its part to obtain the FCC Approval. Citadel shall advance the filing fee for the FCC Application, and the Partners shall reimburse Citadel for one-half of such filing fee at the Closing (or upon the earlier termination of this Agreement). Subject to Section 16.7, all other costs and expenses incurred by each party in connection with the filing and prosecution of the FCC Application shall be paid by the party incurring the cost or expense.

         10.2 Brokerage. Each of the parties hereto represents and warrants to each other that, except for Broker, no Person has provided services as a broker, agent or finder in connection with the transactions contemplated by this Agreement. As between the parties hereto, the Partners are fully responsible for the payment of, and shall pay at the Closing, the entire broker's fee due to Broker in connection with the transactions contemplated hereby. Each of the parties hereto shall each indemnify and hold harmless the other parties hereto for any and all claims or expenses, including attorneys' fees, asserted by any Person purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with the transactions contemplated by this Agreement.

         10.3 Risk of Loss. If any loss or damage to any of the Assets occurs prior to the Closing (i) which has a material adverse effect on any Station and
(ii) such loss or damage is not susceptible of repair, replacement or restoration with sufficient, collectible insurance proceeds available for such purposes or by the Partners at their sole cost and expense to substantially the same condition as existed before such loss or damage, then the parties shall adjust the Purchase Price to reflect the diminution in value of such Station attributable to the impairment of such assets.

         10.4 Actions With FCC. In the event any investigation, order to show cause, notice of violation, notice of apparent liability or a forfeiture, material complaint, petition to deny or informal objection is instituted or filed against any party hereto (whether in connection with the proceedings to approve the FCC Application or otherwise), such party shall promptly notify the other parties hereto in writing of such occurrence and shall thereafter immediately take all reasonable measures to contest the same in good faith and seek the removal or favorable resolution of such action, order, notice or complaint.

         10.5 Cooperation. During the seven-year period immediately following the Closing, Citadel shall cooperate with the Partners in providing them all information reasonably requested and permitting them access to all records relating to the period of ownership of the Stations prior to the Closing. The cost and expense in providing or permitting access to information hereunder shall be borne by the Partners. The Partners, as a condition to being provided with access to information hereunder, shall, at the request of Citadel, execute a confidentiality agreement in form and substance acceptable to Citadel in its reasonable discretion. Notwithstanding the foregoing, Citadel may discard any such records during such seven-year period if (i) Citadel notifies the Partners of Citadel's intent to discard such records and (ii) the Partners do not, within 10 days after receipt of such notice, retrieve such records from Citadel's premises. Notwithstanding anything to the contrary herein, the Partners may retain, subject to the confidentiality provisions set forth in Section 10.7, copies of such books and records of the Company as are necessary for the Partners' tax reporting purposes and to calculate Net Working Capital.

         10.6 HSR Filing. As promptly as practicable after the date of this Agreement, and in no event later than 30 days after the date of this Agreement, the parties hereto shall complete and submit any filing that may be required pursuant to the HSR Act (the "HSR Filing"). The parties hereto shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, in order to comply with the requirements of the HSR Act. The parties hereto shall use their best efforts to resolve objections, if any, that may be asserted under the HSR Act or any other antitrust law in connection with the transactions contemplated hereby. Citadel shall advance the filing fee applicable to any HSR Filing, and the Partners shall reimburse Citadel for one-half of such filing fee at the Closing (or upon the earlier termination of this Agreement). Subject to Section 16.7, all other costs and expenses incurred by each party in connection with the filing and prosecution of any HSR Filing shall be paid by the party incurring the cost or expense.

         10.7 Confidentiality. Each of the parties hereto will hold in confidence, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold in confidence, all non-public information received from another party hereto (collectively, "Confidential Information"); provided, however, that the term "Confidential Information" does not include any information which (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the party hereto which received such information (the "Recipient")), (b) was available to the Recipient from a source other than the other parties hereto or (c) has been independently acquired or developed by the Recipient without violating any of its obligations under this Agreement. The obligation to keep Confidential Information confidential shall not apply to any information that is required to be disclosed pursuant to any court action or any proceeding before a Governmental Authority. In the event this Agreement is terminated for reason, each party hereto, upon the request of another party hereto, shall promptly return to the requesting party all copies of Confidential Information in its possession and shall destroy all analysis, studies and documents prepared by it which contain any Confidential Information.

         10.8 Public Announcements. Citadel and the Partners will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         10.9 No Inconsistent Action. No party hereto shall take any action (a) inconsistent with its obligations under this Agreement or (b) that would hinder or delay the consummation of the transactions contemplated by this Agreement.

         10.10 Transfer of Excluded Assets. Immediately prior to the Closing, the Partners shall cause the Company to transfer the Excluded Assets to CAT or otherwise satisfy all obligations relating to the Excluded Assets, pursuant to binding agreements in form and substance reasonably satisfactory to Citadel.

         10.11 Net Profits Interest. At least three business days before the Closing Date, the Partners shall deliver to Citadel a certificate of the Partners (the "Net Profits Certificate") which sets forth a true and correct calculation of the amount due at the Closing under each Net Profits Agreement. At the Closing, the Partners shall deliver to Citadel an agreement (in form and substance reasonably acceptable to Citadel) executed by each Person who is a party to a Net Profits Agreement (other than the Company), which agreement, effective immediately upon receipt by such Person of the payment specified in the Net Profits Certificate, (a) terminates such Person's Net Profits Agreement and (b) releases the Company and Citadel from any and all obligations and liability relating to such Person's Net Profits Agreement.

         10.12 Termination of Plans. Prior to the Closing, the Partners shall cause the Company to terminate, effective no later than immediately prior to the Closing, the Caribou Communications C.L. Employees 401(k) Plan. No distributions shall be made from such plan until receipt of a favorable determination letter from the Internal Revenue Service. In addition, prior to the Closing, the Partners shall cause the Company to terminate, effective as of the Closing, all "employee welfare benefit plans" as defined in Section 3(1) of ERISA and all insurance contracts attendant to such plans. Such terminations shall be made in accordance with the applicable plans and all applicable law.

         10.13 Audited Financial Statements. The Partners recognize that Citadel and its parent, CCC, are public reporting companies and agree that Citadel shall be entitled at its expense to cause audited and unaudited financial statements of the Stations to be prepared for such periods and filed with the Securities and Exchange Commission, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Citadel and CCC as public reporting companies or registrants. The Partners agree to cooperate, and to cause the Company to cooperate, with Citadel and the auditing accountants as reasonably required by Citadel in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by GAAP.

         10.14 CAT Distributions. From and after the Closing, CAT shall not distribute to any Person all or any portion of the Purchase Price it receives pursuant to this Agreement unless such Person (or a substitute Person acceptable to Citadel in its reasonable discretion) agrees, in a written instrument in favor of Citadel and in form and substance reasonably satisfactory to Citadel (an "Indemnification Guaranty"), to unconditionally guarantee the payment when due of all of CAT's indemnification obligations under Section 14; provided, however, such Person's (or, if applicable, such substitute Person's) obligations under the Indemnification Guaranty shall not exceed the greater of
(a) the sum of (i) the aggregate amount distributed by CAT to such Person from the Purchase Price and (ii) the Net Profits Amount received by such Person, if any, or (b) an amount equal to such Person's current percentage ownership of CAT as set forth on Partners' Disclosure Schedule, multiplied by 58%, multiplied by the sum of the Purchase Price and the Net Profits Amount. Prior to Closing, CAT shall obtain and deliver to Citadel an executed Indemnification Guaranty from each of J. Kent Nichols, J. Larry Nichols, John W. Nichols and Betty Street. For purposes of this Section 10.14, a "distribution" shall be deemed to include any payment made by CAT, including without limitation a dividend, loan, advance, return of capital and repayment of indebtedness.


                                   SECTION 11

                                   THE CLOSING

         11.1 Closing Date. The Closing shall occur on the later of (a) January 6, 2000 or (b) a date mutually selected by the Partners and Citadel which is within 10 business days following the later of (i) the date on which the FCC Approval has become a Final Order or (ii) the date on which all applicable waiting periods under the HSR Act have expired or been terminated. The Closing shall begin at 10:00 a.m., local time, on the date of the Closing (the "Closing Date") at the offices of Eckert Seamans Cherin & Mellott, LLC, 600 Grant Street, 44th Floor, Pittsburgh, Pennsylvania 15219, counsel for Citadel, or at such other time and place as the parties may agree in writing.

         11.2 Actions to be Taken at the Closing. The following actions shall be taken at the Closing:

                  (a) Delivery of Purchase Price. Citadel shall deliver to the Partners the Purchase Price in accordance with Section 2.2.

                  (b) Delivery of Documents. Each of the parties shall deliver to the other parties all agreements, certificates and other documents required to be delivered by it pursuant to the terms of this Agreement or as a condition precedent to the other parties' obligations under this Agreement, including without limitation the following:

                           (i) The Partners shall execute and deliver
assignments with respect to the Partnership Interests.

                           (ii) The Partners shall deliver the executed
resignation of each officer of the Company.

                                   SECTION 12

                  CONDITIONS TO THE OBLIGATION OF THE PARTNERS

         The obligation of the Partners to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by them in their sole discretion (other than those set forth in Sections 12.7 and 12.8):

         12.1 Opinion of Citadel's Counsel. The Partners shall have received an opinion of counsel for Citadel, dated the Closing Date, in form and substance reasonably satisfactory to the Partners, as to the matters set forth on Exhibit C hereto.

         12.2 Representations, Warranties and Covenants. The representations and warranties of Citadel contained herein shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the time or times specified), and Citadel shall have complied in all material respects (determined without regard to materiality qualifications within all such covenants) with all of its covenants contained herein; and Citadel shall have delivered to the Partners a certificate to that effect, dated the Closing Date, signed by an officer of Citadel.

         12.3 Adverse Proceedings. No order, decree or judgment of any court, agency or other Governmental Authority shall have been rendered against Citadel, the Company or the Partners prohibiting the consummation of any of the transactions contemplated by this Agreement in accordance with its terms.

         12.4 Other Certificates. The Partners shall have received certificates as to the good standing of Citadel in the States of Nevada and Oklahoma, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Partners, as the Partners shall have reasonably requested in connection with the transactions contemplated hereby.

         12.5 Corporate Action. All corporate action necessary to authorize the execution, delivery and performance by Citadel of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by Citadel, and Citadel shall have delivered to the Partners certified copies of the resolutions of Citadel's board of directors authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of their officers and employees in carrying out the terms and provisions of this Agreement.

         12.6 Acts to be Performed. Each of the covenants, acts and undertakings of Citadel to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

         12.7 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         12.8 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         12.9 Consulting Agreement. Citadel shall have executed and delivered the Consulting Agreement.


                                   SECTION 13

                     CONDITIONS TO THE OBLIGATION OF CITADEL

         The obligation of Citadel to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Citadel in its sole discretion (other than those set forth in Sections 13.9 and 13.10):

         13.1 Opinions of the Company's and the Partners' Counsel. Citadel shall have received opinions of counsel for the Company and the Partners, dated the Closing Date, in form and substance reasonably satisfactory to Citadel, as to the matters set forth on Exhibit D hereto.

         13.2 Representations, Warranties and Covenants. The representations and warranties of the Partners contained herein shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects (determined without regard to materiality qualifications within all such representations and warranties) at and as of the time or times specified), and the Partners shall have complied in all material respects (determined without regard to materiality qualifications within all such covenants) with all of their covenants contained herein; and the Partners shall have delivered to Citadel a certificate to that effect, dated the Closing Date, signed by an officer of each of the Partners.

         13.3 Adverse Proceedings. No order, decree or judgment of any court, agency or other Governmental Authority shall have been rendered against Citadel, the Company or the Partners prohibiting the consummation of any of the transactions contemplated by this Agreement in accordance with its terms.

         13.4 Other Certificates. Citadel shall have received a certificate as to the good standing of CAT as a corporation in the State of Oklahoma and a certificate as to the good standing of Desert as a corporation in the State of Delaware, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents, in form and substance reasonably satisfactory to Citadel, as Citadel shall have reasonably requested in connection with the transactions contemplated by this Agreement.

         13.5 Corporate Action. All corporate action necessary to authorize the execution, delivery and performance by each of the Partners of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by each of the Partners, and each of the Partners shall have delivered to Citadel certified copies of the resolutions of the board of directors of each of the Partners authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of their officers and employees in carrying out the terms and provisions of this Agreement.

         13.6 Acts to be Performed. Each of the covenants, acts and undertakings of the Partners to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects.

         13.7 Lien Searches. The Partners shall have delivered to Citadel lien (including UCC and tax) and judgment (including litigation) searches from the appropriate county and state agencies showing all Liens on the Assets, which searches shall be conducted not more than 30 days prior to the Closing. Such searches shall include the name of the Company, the Partners, the call letters of each of the Stations, predecessors of any of the foregoing during the past five years and any other names under which the Company has done business during the past five years. The Partners may cause such searches to be prepared by a third party, in which case the Partners shall not be responsible for any inaccuracies in such searches unless the Partners have actual knowledge of their inaccuracy. Notwithstanding the foregoing, the Partners shall remain responsible for satisfying any Lien (other than Permitted Exceptions) on the Assets and the Partnership Interests even if such searches are inaccurate.

         13.8 Mandatory Consents. All Mandatory Consents shall have been obtained.

         13.9 FCC Approval. The FCC Approval shall have been obtained and shall have become a Final Order.

         13.10 HSR Clearance. All applicable waiting periods under the HSR Act shall have expired or been terminated.

         13.11 Consulting Agreement. J. Kent Nichols shall have executed and delivered the Consulting Agreement.

         13.12 Net Profits Releases. The agreements of Persons party to the Net Profit Agreements shall be executed and delivered as provided in Section 10.11.

         13.13 Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall not have been any change which had a Material Adverse Effect.


                                   SECTION 14

                                 INDEMNIFICATION

         14.1 Indemnification by CAT. Subject to the limitations and procedures set forth in this Section 14, CAT shall indemnify and hold harmless Citadel from and against any and all losses, claims, demands, damages, liabilities, obligations, costs and/or expenses, including without limitation reasonable fees and disbursements of counsel (hereinafter referred to collectively as "Damages"), which are sustained or incurred by Citadel, to the extent that such Damages are sustained or incurred by reason of (a) the breach of any of the obligations or covenants of CAT in this Agreement or (b) the breach of any of the representations or warranties made by CAT in this Agreement.

         14.2 Indemnification by Desert. Subject to the limitations and procedures set forth in this Section 14, Desert shall indemnify and hold harmless Citadel from and against any and all Damages sustained or incurred by Citadel, to the extent that such Damages are sustained or incurred by reason of
(a) the breach of any of the obligations or covenants of Desert in this Agreement or (b) the breach of any of the representations or warranties made by Desert in this Agreement.

         14.3 Indemnification by Citadel. Subject to the limitations and procedures set forth in this Section 14, Citadel shall indemnify and hold harmless the Partners from and against any and all Damages sustained or incurred by them, to the extent that such Damages are sustained or incurred by reason of
(a) the breach of any of the obligations or covenants of Citadel in this Agreement, (b) the breach of any of the representations or warranties made by Citadel in this Agreement or (c) the failure by Citadel to satisfy obligations of the Company from and after the Closing (except to the extent the Partners are otherwise responsible for such obligations as provided herein).

         14.4 Procedure for Indemnification. In the event that any party to this Agreement shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section 14 or any other provision of this Agreement, the party indemnified hereunder (the "Indemnitee") shall notify the party providing indemnification (the "Indemnitor") promptly. In the case of third party claims, such notice shall in any event be given within 10 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 20 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor assumes the defense of the claim, the Indemnitor shall have the right and obligation (a) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (b) to take all other required steps or proceedings to settle or defend any such claims, and (c) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee, subject to obtaining the consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed), may settle such claim or litigation on such terms as it may deem appropriate, and assert against the Indemnitor any rights or claims to which the Indemnitee is entitled. Payment of Damages shall be made within 10 days of a final determination of a claim.

         A final determination of a disputed claim shall be (a) a judgment of any court determining the validity of disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (b) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within to move to set such award aside has elapsed, (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys,
(d) a written acknowledgment of the Indemnitor that it no longer disputes the validity of such claim, or (e) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

         14.5 Survival.

                  (a) The Partners. Each of the representations and warranties made by the Partners in this Agreement shall survive for a period of 18 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Citadel, and upon the expiration of such 18-month period such representations and warranties shall expire except as follows: (i) the representations and warranties contained in Sections 3.5 and 3.10 shall expire at the time the period of limitations expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate; (ii) the representations and warranties contained in Sections
3.16 and 3.17 shall expire on the fifth anniversary of the Closing Date; and
(iii) the representations and warranties contained in Sections 3.1, 3.2, 3.7(a), 3.7(f)(i), 4.1, 4.2, 4.3, 5.1, 5.2 and 5.3 shall not expire but shall continue indefinitely. Each of the covenants of the Partners in this Agreement shall survive for a period of 36 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Citadel, and upon the expiration of such 36-month period, such covenants shall expire, except for the covenants in Section 10.5 (which shall survive until the seventh anniversary of the Closing Date) and Section 14 (which shall survive as provided in this
Section 14.5(a)). No claim for the recovery of Damages may be asserted by Citadel against the Partners after such representations, warranties and covenants shall thus expire; provided, however, that claims for Damages first asserted in writing within the applicable period shall not thereafter be barred.

                  (b) Citadel. Each of the representations and warranties made by Citadel in this Agreement shall survive for a period of 18 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Partners, and upon the expiration of such 18-month period such representations and warranties shall expire, except that the representations and warranties of Citadel contained in Sections 6.1 and 6.2 shall not expire but shall continue indefinitely. Each of the covenants of Citadel in this Agreement shall survive for a period of 36 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Partners, and upon the expiration of such 36-month period, such covenants shall expire, except for the covenants in Section 10.5 (which shall survive until the seventh anniversary of the Closing Date) and Section 14 (which shall survive as provided in this
Section 14.5(b), except for clause (c) of Section 14.3, which shall survive indefinitely). No claim for the recovery of Damages may be asserted by the Partners against Citadel or its successors in interest after such representations, warranties and covenants shall thus expire; provided, however, that claims for Damages first asserted in writing within the applicable period shall not thereafter be barred.

         14.6 Limitation of CAT's Liability. Notwithstanding anything in this Agreement to the contrary, the obligation of CAT to indemnify Citadel shall be subject to the following:

                  (a) Threshold. Citadel shall not be entitled to recover Damages from CAT pursuant to clause (b) of Section 14.1 (other than Damages arising by reason of a breach of the representations and warranties made in Sections 3.1, 3.2, 3.7(a), 3.7(f)(i), 4.1, 4.2 and 4.3) until the aggregate of all such Damages suffered by Citadel exceeds $150,000 (the "Threshold"); provided, however, that once such aggregate exceeds the Threshold, Citadel may recover all such Damages suffered since the Closing Date without regard to the Threshold.

                  (b) Ceiling. Citadel shall not be entitled to recover Damages from CAT pursuant to Section 14.1 in excess of 58% of the sum of the Purchase Price and the Net Profits Amount.

                  (c) Exclusive Remedy. Except with respect to any claim for Damages relating to any fraudulent breach of a representation, warranty or covenant of CAT, subsequent to the Closing, indemnification under this Section 14 shall be the exclusive remedy of Citadel against CAT with respect to any legal, equitable or other claim for relief based upon this Agreement.

                  (d) Exceptions. The limitations set forth in Sections 14.5 and
14.6 shall not apply with respect to any claim for Damages relating to any fraudulent breach of a representation, warranty or covenant of CAT.

         14.7 Limitation of Desert's Liability. Notwithstanding anything in this Agreement to the contrary, the obligation of Desert to indemnify Citadel shall be subject to the following:

                  (a) Threshold. Citadel shall not be entitled to recover Damages from Desert pursuant to clause (b) of Section 14.2 (other than Damages arising by reason of a breach of the representations and warranties made in Sections 3.1, 3.2, 3.7(a), 3.7(f)(i), 5.1, 5.2 and 5.3) until the aggregate of all such Damages suffered by Citadel exceeds the Threshold; provided, however, that once such aggregate exceeds the Threshold, Citadel may recover all such Damages suffered since the Closing Date without regard to the Threshold.

                  (b) Ceiling. Citadel shall not be entitled to recover Damages from Desert pursuant to Section 14.2 in excess of 42% of the sum of the Purchase Price and the Net Profits Amount.

                  (c) Exclusive Remedy. Except with respect to any claim for Damages relating to any fraudulent breach of a representation, warranty or covenant of Desert, subsequent to the Closing, indemnification under this
Section 14 shall be the exclusive remedy of Citadel against Desert with respect to any legal, equitable or other claim for relief based upon this Agreement.

                  (d) Exceptions. The limitations set forth in Sections 14.5 and
14.7 shall not apply with respect to any claim for Damages relating to any fraudulent breach of a representation, warranty or covenant of Desert.

         14.8 Limitation of Citadel's Liability. Notwithstanding anything in this Agreement to the contrary, the obligation of Citadel to indemnify the Partners shall be subject to the following:

                  (a) Threshold. The Partners shall not be entitled to recover Damages pursuant to clause (b) of Section 14.3 (other than as a result of a breach of the representations and warranties made in Sections 6.1 and 6.2) until the aggregate of all such Damages suffered by them exceeds the Threshold; provided, however, that once such aggregate exceeds the Threshold, the Partners may recover all such Damages suffered since the Closing Date without regard to the Threshold. Notwithstanding anything to the contrary herein, the final settlement of the Purchase Price in accordance with Sections 2.2(b) and 2.2(c), and the application of the Held Back Amount, shall not be considered in determining whether the Threshold has been reached.

                  (b) Ceiling. The Partners shall not be entitled to recover Damages pursuant to Section 14.3 in excess of the sum of the Purchase Price and the Net Profits Amount.

                  (c) Exclusive Remedy. Except with respect to any claim for Damages relating to any fraudulent breach of a representation, warranty or covenant of Citadel, subsequent to the Closing, indemnification under this
Section 14 shall be the exclusive remedy of the Partners with respect to any legal, equitable or other claim for relief based upon this Agreement.

                  (d) Exceptions. The limitations set forth in Sections 14.5 and
14.8 shall not apply with respect to any claim for Damages relating to any fraudulent breach of a representation, warranty or covenant of Citadel.


                                   SECTION 15

                  TERMINATION OF AGREEMENT; ADDITIONAL REMEDIES

         15.1 Manner. This Agreement and the transactions contemplated hereby may be terminated prior to completion of the Closing:

                  (a) by mutual written consent of Citadel and the Partners;

                  (b) by either Citadel or the Partners upon providing written notice to the other parties at any time after the first anniversary of the date of this Agreement;

                  (c) by the Partners, if there has been a material misrepresentation or breach on the part of Citadel in the representations, warranties or covenants set forth in this Agreement and such material misrepresentation or breach shall not have been cured or waived within 10 days (or such longer period of time as may be reasonable in the circumstances) after the occurrence thereof;

                  (d) by Citadel, if there has been a material misrepresentation or breach on the part of the Partners in the representations, warranties or covenants set forth in this Agreement and such material misrepresentation or breach shall not have been cured or waived within 10 days (or such longer period of time as may be reasonable in the circumstances) after the occurrence thereof;

                  (e) by Citadel or the Partners upon denial by the FCC of the FCC Application; and

                  (f) by Citadel or the Partners if any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other actions shall have become final and non-appealable.

Notwithstanding the foregoing, no party hereto may terminate this Agreement if such party is in material default or breach of this Agreement.

         15.2 Additional Remedies.

                  (a) In the event of the termination of this Agreement by the Partners pursuant to Section 15.1(c) (any such event being a "Draw Condition"), the Partners shall be entitled to recover any actual damages they suffer as a result of such termination and the breach relating to such damages (up to a maximum amount of $6,000,000) and, for such purpose, may draw upon the proceeds of the Letter of Credit and retain such proceeds to the extent of such actual damages (subject to such $6,000,000 cap); provided, however, such right to draw upon the Letter of Credit shall not be construed as liquidated damages. In the event of any other termination of this Agreement pursuant to any other provision of Section 15.1, Citadel shall be entitled to a return of, and the Partners shall return to Citadel, the original Letter of Credit for cancellation.

                  (b) The parties recognize and agree that Citadel has relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereby, that the rights and benefits conferred upon Citadel herein are unique, and that damages may not be adequate to compensate Citadel in the event the Partners improperly refuse to consummate the transactions contemplated hereby. The parties therefore agree that Citadel shall be entitled, at its option and in lieu of terminating this Agreement pursuant to
Section 15.1, to have this Agreement specifically enforced by a court of competent jurisdiction in addition all other remedies available at law or in equity; provided, however, that Citadel may not specifically enforce this Agreement if Citadel has previously terminated this Agreement and received the original Letter of Credit.


                                   SECTION 16

                                     GENERAL

         16.1 Survival of Representations and Warranties. Each representation and warranty herein contained shall survive the Closing for the periods described in Section 14.5, notwithstanding any investigation at any time made by or on behalf of any party to this Agreement.

         16.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Oklahoma.

         16.3 Notices. Any notices or other communications required or permitted under this Agreement shall be delivered personally or sent by registered or certified mail, postage prepaid, delivered by overnight delivery or sent by facsimile, addressed as follows:

         To Citadel:                   Citadel Broadcasting Company
                                       7201 West Lake Mead Boulevard
                                       Suite 400
                                       Las Vegas, Nevada  89128
                                       Attn: Lawrence R. Wilson
                                       Fax: (702) 804-5936

         With copy to:                 Eckert Seamans Cherin & Mellott, LLC
                                       600 Grant Street, 44th Floor
                                       Pittsburgh, Pennsylvania 15219
                                       Attn: Bryan D. Rosenberger, Esq.
                                       Fax: (412) 566-6099

         To the Partners:              CAT Communications, Inc.
                                       518 17th Street, Suite 980
                                       Denver, Colorado  80202
                                       Attn: J. Kent Nichols
                                       Fax: (303) 436-1889

                                                 and

                                       Desert Communications III, Inc.
                                       311 S. Wacker Drive
                                       Suite 600
                                       Chicago, Illinois 60606-2556
                                       Attn: Jeffrey S. Kilrea
                                       Fax: (312) 322-3533

         With copies to:               Ireland Stapleton Pryor & Pascoe, P.C.
                                       1675 Broadway
                                       Suite 2600
                                       Denver, Colorado 80202
                                       Attn: William E. Tanis, Esq.
                                       Fax: (303) 623-2062

                                                 and

                                       Finova Financial Innovators
                                       311 S. Wacker Drive
                                       Suite 6000
                                       Chicago, Illinois 60606-2556
                                       Attn: Mike Rogers, Esq.
                                       Fax: (312) 322-3533
or such other addresses as shall be similarly furnished in writing by either party. Such notices or communications shall be deemed to have been given as of the date of personal delivery, or if mailed, the date the return receipt is signed or the date on which delivery is refused, or if delivered by overnight delivery or facsimile, on the date of receipt.

         16.4 Entire Agreement. This instrument supersedes all prior communications, understandings and agreements of or among the parties with respect to the subject matter of this Agreement and contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement. There are no representations, warranties or covenants of any party hereto with respect to the subject matter of this Agreement other than those set forth in this Agreement.

         16.5 Headings. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

         16.6 Schedules and Exhibits. All schedules and exhibits annexed to this Agreement are hereby incorporated in this Agreement by this reference.

         16.7 Expenses. Each party shall bear its own costs and expenses incurred by it in connection with the transactions contemplated by this Agreement; provided, however, that the Company may bear the costs and expenses incurred by the Partners in connection with the transactions contemplated hereby.

         16.8 Amendment. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties or, in the case of a waiver, by the party waiving compliance.

         16.9 Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision of this Agreement at any time thereafter.

         16.10 Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any party without the prior written consent, in its sole discretion, of each other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation under this Agreement.

         16.11 Prior Control. Until the Closing, the Company shall maintain control of each Station.

         16.12 Attorneys' Fees. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney's fees incurred in connection with the dispute from the other party.

         16.13 Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which together shall constitute a single instrument. Signatures on this Agreement transmitted by facsimile shall be deemed to be original signatures for all purposes of this Agreement.

                        [Signatures appear on next page]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                            CAT COMMUNICATIONS, INC.


                                            By: /s/ James Kent Nichols
                                               ---------------------------------

                                            Title: President
                                                  ------------------------------


                                            DESERT COMMUNICATIONS III, INC.


                                            By: /s/ Jeffrey S. Kilrea
                                               ---------------------------------

                                            Title: Vice President
                                                  ------------------------------


                                            CITADEL BROADCASTING COMPANY


                                            By: /s/ Donna L. Heffner
                                               ---------------------------------

                                            Title: Vice President
                                                  ------------------------------

                          JOINDER OF DESERT STOCKHOLDER


         The undersigned, which owns all of the issued and outstanding shares of capital stock of Desert, hereby joins in the foregoing Agreement for the sole purpose of unconditionally guaranteeing the payment when due of all of Desert's indemnification obligations under Section 14 of such Agreement.


                                            FINOVA CAPITAL CORPORATION


                                            By: /s/ Jeffrey S. Kilrea
                                               ---------------------------------

                                            Title: Senior Vice President
                                                  ------------------------------

                         Index of Schedules and Exhibits


Schedule 1    -    Stations
Schedule 2    -    Asset Schedule
Schedule 3    -    Citadel's Disclosure Schedule
Schedule 4    -    Debt Schedule
Schedule 5    -    Excluded Assets
Schedule 6    -    Partners' Disclosure Schedule
Schedule 7    -    Permitted Exceptions


Exhibit A     -    Consulting Agreement
Exhibit B     -    Letter of Credit
Exhibit C     -    Form of Opinion of Counsel for Citadel
Exhibit D     -    Form of Opinion of Counsel for the Company and the Partners


[Pursuant to Regulation S-K, Item 601(b)(2), Registrant agrees to furnish supplementally a copy of these schedules and exhibits to the Securities and Exchange Commission upon request.]